Putnam Ohio Tax Exempt Income Fund, May 31, 2018, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A				2,880
Class B		  		   28
Class C		    		  198
Class M		     	           14

72DD2

Class R6                            -*
Class Y		    		  391

* Amount represents less than 1

73A1

Class A			     0.245120
Class B			     0.188800
Class C	      	             0.175714
Class M	      	             0.220408

73A2

Class R6                     0.006960
Class Y			     0.265127

74U1

Class A			       11,403
Class B				  141
Class C				  970
Class M				   58

74U2

Class R6                            1
Class Y				1,356

74V1

Class A				 8.85
Class B				 8.84
Class C				 8.85
Class M				 8.85

74V2

Class R6                         8.86
Class Y				 8.86

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.